Exhibit 21.1

TechTaraget, Inc.
List of Subsidiaries
September 30, 2006

Subsidiary Legal Name	Employer ID Number	% Owned	State/Country Incorporated
Bitpipe, Inc.	04-3442108	100%	DE
TechTarget Securities Corporation	20-1921630	100%	MA
TechTarget Limited	NA	100%	United Kingdom